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-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of             | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)         |
|    Reporting Person*               |                                            |     to Issuer (Check all applicable)           |
|                                    | Acadia Realty Trust (AKR)                  |                                                |
| Kamerman, Perry                    ----------------------------------------------    | | Director             |_| 10% Owner      |
|                                    | 3. IRS                  | 4. Statement for |    |X| Officer (give title  |_| Other (specify |
--------------------------------------    Identification       |    Month/Day/Year|                 below)                 below)  |
|   (Last)    (First)    (Middle)    |    Number of            |                  |                                                |
|                                    |    Reporting Person,    |     01/10/03     |     Chief Financial Officer                    |
| c/o   Acadia Realty Trust          |    Person, if an        ---------------------------------------------------------------------
| 20 Soundview Marketplace           |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing            |
--------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                 |
|             (Street)               |                         |    inal (Month/  |                                                |
|                                    |                         |    Day/Year)     |    |X| Form filed by One Reporting Person      |
| Port Washington, NY 11050          |  ###-##-####            |                  |    |_| Form filed by More than One Reporting   |
|                                    |                         |                  |        Person                                  |
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|   (City)    (State)    (Zip)       |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                   Page 1 of 3 Pages
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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.         |2.      |3.      |3A.     |4.     |5.          |6.               |7.               |8.      |9.       |10.    |11.    |
|Title of   |Conver- |Trans-  |Deemed  |Trans- |Number of   |Date Exer-       |Title and Amount |Price   |Number   |Owner- |Nature |
|Derivative |sion    |action  |Execu-  |action |Derivative  |cisable and      |of Underlying    |of      |of       |ship   |of     |
|Security   |or      |Date    |tion    |Code   |Securities  |Expiration       |Securities       |Deriv-  |Deriv-   |Form   |In-    |
|(Instr. 3) |Exer-   |(Month/ |Date,   |(Instr.|Acquired (A)|Date             |(Instr. 3 and 4) |ative   |ative    |of     |direct |
|           |cise    |Day/    |if any  | 8)    |or Disposed |(Month/Day/      |                 |Secur-  |Secur-   |Deriv- |Bene-  |
|           |Price   |Year)   |(Month/ |       |of(D)       |Year)            |                 |ity     |ities    |ative  |ficial |
|           |of      |        |Day/    |       |(Instr. 3,  |                 |                 |(Instr. |Bene-    |Secur- |Owner- |
|           |Deriv-  |        |Year)   |       | 4 and 5)   |                 |                 | 5)     |ficially |ity:   |ship   |
|           |ative   |        |        |       |            |-----------------------------------|        |Owned    |Direct |(Instr.|
|           |Secur-  |        |        |       |            |        |        |        |        |        |Following|(D) or | 4)    |
|           |ity     |        |        |       |            |        |        |        |Amount  |        |Reported |In-    |       |
|           |        |        |        |       |            |Date    |Expi-   |        |or      |        |Trans-   |direct |       |
|           |        |        |        ---------------------|Exer-   |ra-     |        |Number  |        |action(s)|(I)    |       |
|           |        |        |        |     | |      |     |cis-    |tion    |        |of      |        |(Instr.  |(Instr.|       |
|           |        |        |        | Code|V| (A)  | (D) |able    |Date    |Title   |Shares  |        | 4)      | 4)    |       |
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|Options to |$5.75   |1/10/   |        |  X  | |      |140,0|Note 2  |8/11/   |Common  |140,000 |$7.62   |50,000   |D      |       |
|purchase   |        |2003    |        |     | |      |00   |        |2008    |Shares  |        |        |         |       |       |
|Common     |        |        |        |Note | |      |     |        |        |        |        |        |Note 4   |       |       |
|Shares     |        |        |        | 1   | |      |     |        |        |        |        |        |         |       |       |
------------------------------------------------------------------------------------------------------------------------------------
|Options to |$5.00   |1/10/   |        |  X  | |      |10,00|1/3/    |1/2/    |Common  |10,000  |$7.62   |50,000   |D      |       |
|purchase   |        |2003    |        |     | |      |0    |2000    |2010    |Shares  |        |        |         |       |       |
|Common     |        |        |        |Note | |      |     |        |        |        |        |        |Note 4   |       |       |
|Shares     |        |        |        | 1   | |      |     |        |        |        |        |        |         |       |       |
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|Options to |$6.00   |1/10/   |        |  X  | |      |25,00|Note 3  |1/1/    |Common  |25,000  |$7.62   |50,000   |D      |       |
|purchase   |        |2003    |        |     | |      |0    |        |2011    |Shares  |        |        |         |       |       |
|Common     |        |        |        |Note | |      |     |        |        |        |        |        |Note 4   |       |       |
|Shares     |        |        |        | 1   | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
------------------------------------------------------------------------------------------------------------------------------------
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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Explanation of Responses:




                                                                           /s/ Perry Kamerman
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
       Instruction 6 for procedure.

                                                                                                                   Page 2 of 3 Pages
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
NAME AND ADDRESS: Perry Kamerman
                  c/o Acadia Realty Trust
                  20 Soundview Marketplace
                  Port Washington, NY 11050


ISSUER NAME AND
TRADING SYMBOL:   Acadia Realty Trust (AKR)


STATEMENT FOR:    January 2003


NOTE 1:           On January 10, 2003, Mr. Kamerman exercised 175,000 options to purchase common shares of beneficial interest ("Common Shares"). In lieu of purchasing shares at the option exercise price, the Company's 1999 Share
                  Option Plan provides the alternative to all employees to receive an amount in cash equal to the difference between the exercise price of the option and the average daily trading price of the Common Shares upon the exercise of their options. As a result of electing this alternative, Mr. Kamerman received $328,500 upon the exercise of the above options.

NOTE 2:           One third of the options were exercisable as of the grant date, August 12, 1998, with a third of the remaining options vesting on each of the next two anniversaries of the grant date.

NOTE 3:           One third of the options were exercisable as of the grant date, January 2, 2001, with a third of the remaining options vesting on each of the next two anniversaries of the grant date.

NOTE 4:           Post-exercise direct derivative security holdings consist of 50,000 Operating Partnership Units, which are exchangeable into a like number of Common Shares.


















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